Exhibit 99.2

COVANTA PROVIDES UPDATE ON HURRICANE SANDY

Revises Guidance Due to Storm Impact

MORRISTOWN, N.J., November 7, 2012 — Covanta Holding Corporation (NYSE: CVA) (“Covanta” or the “Company”), a world leader in sustainable waste management and renewable energy, today provided a business update reflecting the effects of Hurricane Sandy.

All company employees are safe and the Company does not expect any long-term effects from Hurricane Sandy. Many of Covanta’s North America facilities are located on the eastern seaboard and 12 of these facilities suffered temporary business interruption or wind damage from the storm. The Union and Essex, New Jersey facilities also suffered flood damage causing the facilities to temporarily shut-down. All facilities have now resumed normal operations with the exception of the Essex facility where the Company expects to resume operations within the week.

“Given the unprecedented scale of this storm, we are grateful that all of our employees are safe and that we sustained so little damage. I’m proud of the way our employees prepared and responded. We are now working closely with our clients to help in their clean-up and waste disposal efforts,” said Anthony Orlando, Covanta’s CEO and President. “Our hearts go out to all those affected by the storm and we’re committed to support the restoration efforts of our project communities,” Orlando concluded.

The disruption caused by the hurricane will result in a short term reduction in revenue, as well as increased expenses relating to repair and restart. The Company is assessing the full financial impact of the storm. Based on current analysis, it now expects to finish the year below the low end of the previously announced guidance ranges. Therefore, the Company is updating the following guidance ranges:

•	Adjusted EBITDA is expected to be $490 million to $500 million (versus previous guidance range of $500 million to $515 million)

•	Adjusted EPS is expected to be $0.50 to $0.55 per share (versus previous guidance range of $0.55 to $0.60 per share)

The Company anticipates that it will finish the year within the previously announced Free Cash Flow range of $250 million to $265 million, primarily due to the benefit of its recently-announced refinancing, which will offset the adverse impact of the hurricane.

About Covanta

Covanta Holding Corporation (NYSE: CVA) is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and approximately 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

Investor Contacts

Alan Katz

1.862.345.5456

Clare Rauseo

1.862.345.5236

IR@covantaenergy.com

Media Contact

James Regan

1.862.345.5216

Exhibit 1

Covanta Holding Corporation

Reconciliation of Net Income to Adjusted EBITDA

Unaudited, in millions

	Full Year Estimated 2012 (a)	Revised Full Year Estimated 2012 (b)
Net Income from Continuing Operations Attributable to Covanta Holding Corporation	$63 – $70	$58 – $63

Net loss related to insurance subsidiaries, net of tax	9	9

Depreciation and amortization expense	196 – 192	196 – 192

Debt service:
Net interest expense on project debt
Interest expense
Non-cash convertible debt related expense
Investment income
Subtotal debt service	150 – 145	150 – 145

Income tax expense	53 – 61	48 – 53

Write-off of intangible liability	(29)	(29)

Development costs	11	11

Write-off of renewable fuels project	16	16

Loss on extinguishment of debt	2	2

Net income loss attributable to noncontrolling interests in subsidiaries	1 – 3	1 – 3

Other adjustments:
Debt service billings in excess of revenue recognized
Non-cash compensation expense
Other non-cash items
Subtotal other adjustments	28 – 35	28 – 35

Total adjustments

Adjusted EBITDA	$500 – $515	$490 – $500

(a)	2012 guidance as presented on October 17, 2012
(b)	Revised 2012 guidance as presented on November 7, 2012

Exhibit 2

Covanta Holding Corporation

Reconciliation of Diluted Earnings Per Share to Adjusted EPS

Unaudited, in millions except per share amounts

	Full Year Estimated 2012 (a)	Revised Full Year Estimated 2012 (b)
Continuing Operations – Diluted Earnings Per Share	$0.48 – $0.53	$0.43 – $0.48
Reconciling Items	0.07	0.07

Adjusted EPS	$0.55 – $0.60	$0.50 – $0.55

(a) 2012 guidance as presented on October 17, 2012
(b) Revised 2012 guidance as presented on November 7, 2012

Reconciling Items
Operating loss related to insurance subsidiaries	$9	$9
Write-off of intangible liability	(29)	(29)
Write-off of renewable fuels project	16	16
Development costs	11	11
Loss on extinguishment of debt	2	2
Effect on income of derivative instruments not designated as hedging instruments	(1)	(1)
Effect of foreign exchange gain on indebtedness	(3)	(3)
Other	1	1

Total Reconciling Items, pre-tax	6	6
Proforma income tax impact	2	2
Grantor trust activity	—	—

Total Reconciling Items, net of tax	$8	$8

Diluted Earnings Per Share Impact	$0.07	$0.07

Weighted Average Diluted Shares Outstanding	134	134

Exhibit 3

Covanta Holding Corporation

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

Full Year Estimated 2012 (a)
Cash flow provided by operating activities from continuing operations	$326 – $351
Plus: Cash flow used in operating activities from insurance subsidiaries	4
Less: Maintenance capital expenditures	(80) – (90)

Free Cash Flow	$250 – $265

(a)	2012 guidance as presented on October 17, 2012 and reaffirmed on November 7, 2012.